SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) February 24, 1997


                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


Delaware                              0-17072                  11-2844247
(State or other jurisdiction         (Commission             (IRS Employer
of incorporation)                    File Number)          Identification No.)


72B Cabot Street,
West Babylon, New York                                                11704
(Address of principal executive offices)                            (Zip Code)


        Registrant's telephone number, including area code (516) 694-7060


                    Comprehensive Environmental Systems, Inc.
          (Former name or former address, if changed since last report)



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Item 5. Other Events.

As of February 24,1997 ("Closing Date"), the registrant acquired all of the outstanding stock of North Atlantic Laboratories, Inc.("NAL")for 1,300,000 shares of Series A Convertible Preferred Stock, 200,000 shares of Common Stock and $200,000. Each share of preferred stock is convertible into one share of common stock after one year, at the option of the holder. Dividends are payable quarterly in arrears at approximately 6% per annum beginning June 15, 1997. The preferred stock also carries certain restricted voting rights commencing on the earlier of March 31, 1998 or the next annual meeting of stockholders as long as at least 50% of the preferred stock remains outstanding. In addition, two former shareholders of NAL each received an option to purchase an additional 100,000 shares of common stock expiring in February 2002 at an exercise price of $.78 per share. The transaction will be accounted for as a purchase and, as such, will include the financial condition and results of operations of NAL in the Company's consolidated financial statements from the date of acquisition.

The following table sets forth unaudited summary financial data of NAL as of and for the year ended December 31, 1996;


          Total Current Assets        $  403,565
          Total Stockholders Equity   $  409,554

          Total Sales                 $1,414,058
          Total Expenses              $1,110,635
          Net Income                  $  303,423




                              -1-


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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    WINDSWEPT ENVIRONMENTAL GROUP, INC.
                                    Registrant



                                    By:/s/ Michael O'Reilly
                                       -------------------------------------
                                       Michael O'Reilly
                                       President and Chief Executive Officer



Date: April 9, 1997